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                                                                    EXHIBIT 4.20



                      FORM OF REGISTRATION RIGHTS AGREEMENT
                 BETWEEN REGISTRANT AND RUDOLPH & SLETTEN, INC.





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                          REGISTRATION RIGHTS AGREEMENT


            THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement") is made as of _________, 1998, by and among Techniclone Corporation, a Delaware corporation (the "Company"), and Rudolph and Sletten, Inc., a California corporation (the "Contractor").

                                    RECITAL:

            In connection with the Company's issuance of _______ shares of common stock ("Common Stock") (representing interest from ________, 1998 through _______, 1998, on outstanding construction contract balances), and the Company's issuance of a stock purchase warrant to purchase _______ shares of the Company's common stock at $_____ per share (the "Warrant"), pursuant to that certain Extension Agreement dated __________, 1998. The Company, the Contractor and the Holders have agreed to enter into this Agreement. The Common Stock and the Warrants shall be collectively referred to herein as the "Securities."

                                   AGREEMENT:

            NOW THEREFORE, in consideration of the mutual agreements, covenants and conditions and releases contained herein, the Company and the Holders hereby agree as follows:

            1. REGISTRATION RIGHTS

            The Company hereby grants to the Holders the registration rights set forth in this Section 1, with respect to the Registrable Securities (as hereinafter defined) owned by the Holders. The Company and the Holders agree that the registration rights provided herein set forth the sole and entire agreement on the subject matter between the Company and the Holders.

                        1.1 Definitions. As used in this Section 1:

                                    (a) The terms "register," "registered," and
"registration" refer to a registration effected by filing with the Securities and Exchange Commission (the "SEC") a registration statement (the "Registration Statement") in compliance with the Securities Act of 1933, as amended (the "1933 Act") and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

                                    (b) The term "Registrable Securities" means
Common Stock issued pursuant to the payment of interest on construction contract balances or the exercise of the Warrants or other security that is issued as a dividend or other distribution with respect to, or in exchange or in replacement of, such Registrable Securities (as defined herein). In the event of any recapitalization by the Company, whether by stock split, reverse stock split, stock dividend or the like, the number of shares of Registrable Securities used throughout this Agreement for various purposes shall be proportionately increased or decreased.

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                        1.2 Registration.

                                    (a) On or prior to September 30, 1998, the
Company shall prepare and file with the SEC a registration statement to effect a registration of all of the Common Stock ("Registration Statement") issued or that may be purchased pursuant to the issuance of the Warrants ("Registrable Securities") covering the resale of all of the Registrable Securities.

                        1.3 Expenses of Registration. All expenses incurred in connection with the registration effected pursuant to Section 1.2 and all registrations effected pursuant to Section 1.8 including without limitation all registration, filing, and qualification fees (including blue sky fees and expenses), printing expenses, escrow fees, fees and disbursements of counsel for the Company for any such registration, and expenses of any special audits incidental to or required by such registration, shall be borne by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters' discounts or commissions relating to Registrable Securities. Notwithstanding anything to the contrary above, the Company shall not be required to pay for any expenses of any registration proceeding under
Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders. Notwithstanding the preceding sentence, however, if at the time of the withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request, of which the Company had knowledge at the time of the request, then the Holders shall not be required to pay any of said expenses.

                        1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                                    (a) Prepare and file with the SEC a
Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such Registration Statement effective for a period of up to one hundred twenty (120) days or until the distribution contemplated in the Registration Statement has been completed; provided, however, that (i) such 120-day period shall be extended for a period of time equal to the period Holder refrains from selling any securities included in such registration at the request of an underwriter of Common Stock (or other securities) of the Company; and (ii) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended to a total of not more than two-hundred seventy (270) days, if necessary, to keep the Registration Statement effective until all such Registrable Securities are sold, provided that Rule 415, or any successor rule under the 1933 Act, permits an offering on a continuous or delayed basis, and provided further that applicable rules under the 1933 Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (A) includes any prospectus required by Section 10(a)(3) of the 1933 Act or (B) reflects facts or events representing a material or fundamental change in the information set forth in the Registration Statement, the incorporation by reference of information required to be included in (A) and (B) above to be contained in periodic reports filed pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 Act, as amended (the "1934 Act"), in the Registration Statement.



                                    (b) Prepare and file with the SEC such
amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement;



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                                    (c) Furnish to the Holders such numbers of
copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

                                    (d) Use its commercially reasonable best
efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

                                    (e) Notify the Holders of Registrable
Securities covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the 1933 Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

                                    (f) Cause all such Registrable Securities
registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

                        1.5 Indemnification.

                                    (a) The Company will, and does hereby
undertake to, indemnify and hold harmless the Holders of Registrable Securities, each of the Holders' officers, directors and partners, and each person controlling the Holders, together with the respective agents of such persons, with respect to any registration, qualification, or compliance effected pursuant to this Section 1, and each underwriter, if any, and each person who controls any underwriter, of the Registrable Securities held by or issuable to the Holders, against all claims, losses, damages, and liabilities (or actions in respect thereto) to which they may become subject under the 1933 Act or the 1934 arising out of or based on (i) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular, or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification, or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification, or compliance, and will reimburse, as incurred, the Holders, each such underwriter, and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense, arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by an instrument duly executed by the Holders or underwriter and stated to be specifically for use therein.

                                    (b) The Holders will, if Registrable
Securities held by or issuable to the Holders are included in such registration, qualification, or compliance, severally and not jointly, indemnify the Company, each of its directors, each officer, and each person controlling the Company, each underwriter, if any, and, each person who controls any underwriter, together with the respective agents of such persons, of the Company's securities covered by such a Registration Statement, against all claims, losses, damages, and liabilities (or actions in respect thereof) arising out of or based on any untrue


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statement (or alleged untrue statement) of a material fact contained in any such
Registration Statement, prospectus, offering circular, or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse, as incurred, the Company and each such underwriter, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability, or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular, or other document, in reliance upon and in conformity with written information furnished to the Company by an instrument duly executed by the Holders and stated to be specifically for use therein; provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement. In no event will any Holder be required to enter into any agreement or undertaking in connection with any registration under this Section 1 providing for any indemnification or contribution obligations on the part of such Holder greater than such Holder's obligations under this Section 1.5.

                                    (c) Each party entitled to indemnification
under this Section 1.5 (the "Indemnified Party") shall give notice to the party required to provide such indemnification (the "Indemnifying Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense with its separate counsel at the Indemnifying Party's expense if representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 1, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff therein, to such Indemnified Party, of a release from all liability in respect to such claim or litigation.

                                    (d) If the indemnification provided for in
this Section 1.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                                    (e) Notwithstanding the foregoing, to the
extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.



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                                    (f) The obligations of the Company and
Holders under this Section 1.5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Section 1, and otherwise.

                        1.6 Information by the Holders. If the Holders of Registrable Securities include Registrable Securities in any registration, the Holders shall furnish to the Company such information regarding the Holders and the distribution proposed by the Holders, as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification, or compliance referred to in this Section 1.

                        1.7 Transfer of Registration Rights. Subject to such other restrictions as may exist under any agreement between any Holder and the Company, the rights of the Holders contained in Sections 1.2 and 1.8 hereof, to cause the Company to register the Registrable Securities, may be assigned or otherwise conveyed to a transferee or assignee of Registrable Securities, who shall be considered a "Holder" for purposes of this Section 1; provided that such transferee or assignee, (a)receives such securities as a partner in connection with partnership distributions of the Holder, or (b) acquires 100% of the Registrable Securities held by the Holder; provided further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee be restricted under the 1933 Act and that the Company is given written notice by the Holder at the time of or within a reasonable time after said transfer stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being assigned.

                        1.8 Form S-3. In the case the Company shall be eligible to register securities on Form S-3 and shall receive from any Holder or Holders of at least fifty percent (50%) of the Outstanding Registrable Securities a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders at any time on or after September 30, 1998, the Company will:

                                    (a) promptly give written notice of the
proposed registration, and any related qualification or compliance, to all other Holders; and

                                    (b) as soon as practicable, effect such
registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this
Section 1.8: (i) if Form S-3 is not available for such offering by the Holders;
(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $10,000,000; (iii) if the Company shall furnish to Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 Registration Statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.8;
(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form S-3 for the Holders pursuant to this Section 1.8; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.



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                                    (c) Subject to the foregoing, the Company
shall file a Registration Statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

                        1.9 Delay of Registration. The Holders shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

                        1.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of a majority of the Holders, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder to include any securities in any registration filed under Section 1.2 hereof unless (i) under the terms of such agreement with any person other than an institutional or venture capital investor, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not diminish the amount of Registrable Securities which are included in such registration, and (ii) under the terms of such agreement with an institutional or venture capital investor, such holder or prospective holder may include such securities in any such registration only on a pari passu basis with the Holders of Registrable Securities. Any agreement for such registration rights will include the equivalent of Section 1.14 as a term.

                        1.11 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

                                    (a) Make and keep public information
available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the 1933 Act, at all times commencing ninety (90) days after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

                                    (b) File with the SEC, in a timely manner,
all reports and other documents required of the Company under the 1933 Act and 1934 Act; and

                                    (c) So long as the Holders own any
Registrable Securities, furnish to any Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the 1933 Act, and of the 1934 Act (at any time after it has become subject to such reporting requirements); and such other reports and documents as any Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

                        1.12 "Market Stand-Off" Agreement. The Holders hereby agree that during the 180-day period following the effective date of a Registration Statement of the Company filed under the 1933 Act, it shall not, to the extent requested by the Company and any underwriter, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Common Stock of the Company held by it at any time during such period except Common Stock included in such registration; provided, however, that all officers and directors of the Company enter into similar agreements. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of the Holders until the end of such period.



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                        1.13 Amendment of Registration Rights. Any provision of
this Section 1 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the Holders of not less than a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section shall be binding upon the Holders, each future holder of Registrable Securities and the Company.

                        1.14 Termination of Registration Rights. The Holders shall not be entitled to exercise any right provided for in Sections 1.2 and 1.8 after the date that such Holder shall be free to transfer such shares without restriction as to volume pursuant to Rule 144(k) under the 1933 Act.

            2. COMPANY COVENANTS

            The Company hereby covenants and agrees as follows:

                        2.1 Basic Financial Information.

                                    (a) The Company hereby covenants and agrees
to furnish the following reports to the Holders until __________, 2001.

                                                (i) As soon as practicable after
the end of each fiscal year, and in any event within 110 days thereafter, audited consolidated balance sheets of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such fiscal year, prepared in accordance with generally accepted accounting principles and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report and opinion thereon, by independent public accountants of national reputation selected by the Company's board of directors.

                                                (ii) As soon as practicable
after the end of each of the first three (3) fiscal quarters of the fiscal year, but in any event within fifty-five (55) days after the end of each such fiscal quarter, the Company's unaudited consolidated balance sheet as of the end of such quarter, and its unaudited consolidated statements of income and cash flows for such quarter, all in reasonable detail and prepared in accordance with generally accepted accounting principles and certified by the principal financial or accounting officer of the Company.

                                    (b) The rights granted pursuant to this
Section 2.1 may not be assigned or otherwise conveyed by the Holders or by any subsequent transferee of any such rights without the written consent of the Company, which consent shall not be unreasonably withheld; provided that the Company may refuse such written consent if the proposed transferee is a competitor of the Company; and provided further, that no such written consent shall be required if the transfer is in connection with the transfer of the Securities to any partner or retired partner of any Holder or to any such partner's estate.

                        2.2 Reservation of Common Stock. At all times after September 30, 1998, the Company will reserve and keep available solely for issuance and delivery upon exercise of the Warrants, the number of shares of Common Stock issuable upon such exercise.



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                        2.3 Expiration of Covenants. The covenants set forth in
this Section 2 (other than those set forth in Section 2.1(a)) shall expire and be of no further force or effect upon the consummation of a Qualified Public Offering.

            3. MISCELLANEOUS

                        3.1 Governing Law. This Agreement shall be governed in all respects by the law of the State of California, without giving effect to its principles regarding conflicts of law.

                        3.2 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof. Except as otherwise provided in
Section 1.15 above, this Agreement may be amended, waived, discharged or terminated only by written consent of the Company and the Holders of at least a majority of the then outstanding Registrable Securities.

                        3.3 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by first class mail, postage prepaid, or delivered by Federal Express overnight delivery, at the respective addresses of the parties as set forth in the Subscription Agreement, or at such other address as the parties shall have furnished to the other parties in writing. Notices that are mailed shall be deemed received three (3) days after deposit in the United States mail or one (1) day after deposit with Federal Express for overnight delivery.

                        3.4 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts and may be delivered by telecopy or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                        3.5 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be any way affected or impaired thereby.

                        3.6 Titles and Subtitles. The titles of the sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date first above written.

            TECHNICLONE CORPORATION           RUDOLPH AND SLETTEN, INC.

            By:                               By:

            Name:                             Name:

            Title:                            Title:



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            ADDRESS TO WHICH NOTICES AND OTHER
            COMMUNICATIONS ARE TO BE SENT:


            TECHNICLONE                       RUDOLPH AND SLETTEN, INC.
            14282 Franklin Avenue             989 East Hillside Blvd., Suite 100
            Tustin, CA 92780-7017             Foster City, CA 94404
            Attn: Elizabeth Gorbett-Frost     Attn: Martin P. Eckert, Jr.
                  Corporate Secretary               Chief Financial Officer



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